Exhibit 2.2

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

        THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the “Agreement”) is entered into on this 5th day of May, 2004, by and between JOHNSON OUTDOORS, INC., a corporation organized and existing under the laws of the State of Wisconsin with offices at 555 Main Street, Racine, Wisconsin 53403 (“Buyer”), and TECHNOLOGY HOLDING COMPANY II, a corporation organized and existing under the laws of the State of Delaware, and TELEFLEX INCORPORATED, a corporation organized and existing under the laws of the State of Delaware (“Teleflex” together with Technology Holding Company II, the “Sellers”).

BACKGROUND

        As of the date of this Agreement, Buyer is purchasing all of the issued and outstanding capital stock of Techsonic Industries, Inc., a corporation organized and existing under the laws of the State of Alabama (the “Company”) from TFX Equities Incorporated, a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Teleflex Incorporated (“TFX”) pursuant to a Stock Purchase Agreement date of even date herewith between Buyer and TFX (the “Stock Purchase Agreement”).

        Sellers own certain registered patents and trademarks used by the Company in its business and listed on Exhibit A attached hereto (the “Holding Company/Techsonic Patents and Trademarks”).

        To the extent not already included in the Holding Company/Techsonic Patents and Trademarks, Sellers may also own Confidential Information and Intellectual Property, as those terms are defined in Sections 1.2.12 and 1.2.25 respectively of the Stock Purchase Agreement, that is used exclusively by the Company in the conduct of the Business, as defined in Section 1.2.5 of the Stock Purchase Agreement, including, without limitation, the domain name www.techsonic.com, (collectively, “Holding Company/Techsonic Confidential Information and Intellectual Property”).

        Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all right, title and interest of Sellers in and to the Holding Company/Techsonic Patents and Trademarks, and the attendant good-will of Sellers and the Company in each of the trademarks herein sold to Buyer, and the Holding Company/Techsonic Confidential Information and Intellectual Property, on and subject to the terms and conditions set forth in this Agreement.

        NOW THEREFORE, the parties hereto, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound hereby, agree as follows:

ARTICLE 1 - PURCHASE AND SALE OF HOLDING COMPANY/TECHSONIC PATENTS AND TRADEMARKS

        1.1     ACQUISITION OF THE HOLDING COMPANY/TECHSONIC PATENTS AND TRADEMARKS. Subject to the terms and conditions set forth in this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, Sellers shall sell, assign, transfer and convey to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase from Sellers, the entire right, title and interest in the Holding Company/Techsonic Patents and Trademarks, including the attendant good-will of Sellers and the Company in each of the trademarks included on Exhibit A for the consideration specified in Section 1.3 hereof.

        1.2     ACQUISITION OF THE HOLDING COMPANY/TECHSONIC CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY. Subject to the terms and conditions set forth in this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, Sellers shall sell, assign, transfer and convey to Buyer, free and clear of all liens and encumbrances, and Buyer shall purchase from Sellers, the entire right, title, and interest in Holding Company/Techsonic Confidential Information and Intellectual Property.

        1.3     PURCHASE PRICE. The purchase price to be paid by Buyer to Sellers for the Shares and the other consideration set forth herein shall be an amount equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the “Purchase Price”).

ARTICLE 2 — CLOSING

        2.1     DATE, TIME AND LOCATION. The closing under this Agreement (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312 at 1:00 PM (East Coast Time) on the 5th day of May, 2004 or such other date, time or place as may be mutually agreed upon by the parties hereto (the “Closing Date”). The effective time of the Closing shall be at 12:01 a.m. on the Closing Date.

        2.2     MATTERS TO OCCUR AT CLOSING.

            2.2.1     Transfer and Assignment of the Intellectual Property. At Closing, subject to the terms and conditions set forth in this Agreement, Sellers shall convey, transfer, assign and deliver to Buyer all of Sellers’ right, title and interest in and to the Holding Company/Techsonic Patents and Trademarks and the Holding Company/Techsonic Confidential Information and Intellectual Property, which transfer and assignment shall be effected by delivery of a duly executed copy of (i) the Patent Assignment substantially in the form attached hereto as Exhibit B (the “Patent Assignment” and (ii) the Trademark Assignment substantially in the form attached hereto as Exhibit C (the “Trademark Assignment” and, together with the Patent Assignment, the “Assignments”).

            2.2.2     Payment of the Purchase Price. At Closing, Buyer shall deliver to Sellers the Purchase Price by wire transfer of immediately available funds to an account designated by Sellers to Buyer in writing prior to the Closing.

ARTICLE 3 —REPRESENTATIONS AND WARRANTIES

        3.1     REPRESENTATIONS AND WARRANTIES OF SELLER. Sellers hereby represent and warrant to Buyer as follows:

            3.1.1     Corporate Status of Sellers. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own and sell the Intellectual Property and to enter into this Agreement and the Assignments and to perform their obligations hereunder and thereunder.

            3.1.2     Corporate Authority; Effective Agreement. The execution and delivery of this Agreement and the Assignments by Sellers and the performance by Sellers of the transactions provided for herein and therein have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement and the Assignments have been duly executed and delivered by Sellers and constitute the legal, valid and binding obligation of Sellers, enforceable against them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws in effect now or hereafter relating to creditors’ rights generally and by equitable principles, whether considered in a proceeding at law or in equity.

            3.1.3     No Violation. The execution, delivery and performance by Sellers of this Agreement and the Assignments and the consummation of the transactions provided for herein and therein do not and will not, with or without the giving of notice, the passage of time, or both conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) any agreement, contract, document or instrument to which Sellers are a party or by which Sellers are bound, (b) the charters or bylaws of Sellers or (c) any law, regulation or rule to which Sellers are subject.

            3.1.4     Charter or Bylaws. Sellers are not in violation of, or in default under, any provision of their Charters or Bylaws, as those terms are defined in the Stock Purchase Agreement.

            3.1.5     Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Sellers, threatened against Sellers before or by any governmental authority or any other person or entity which, if determined adversely, would have a material adverse effect on the ability of Sellers to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby. There is no unsatisfied judgment, order or decree or any open injunction binding upon Sellers which would have a material adverse effect on the ability of Sellers to enter into and perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

            3.1.6     Intellectual Property. Sellers have good and marketable title to the Holding Company/Techsonic Patents and Trademarks, and the Holding Company/Techsonic Confidential Information and Intellectual Property, free and clear of all liens and encumbrances, except for the Known IP Issues (as defined in the Stock Purchase Agreement). The consummation of the transactions contemplated hereby will not alter or impair any of Sellers’ rights in and to the Intellectual Property. Sellers have not previously sold, transferred, assigned or conveyed any of its rights in or to the Intellectual Property to any other person or entity, and none of the Intellectual Property is subject to any license granted by Sellers to any other person or entity, other than the Company. There is no suit, action or proceeding pending or, to the knowledge of Sellers, threatened to which Sellers are a party concerning any of the Intellectual Property.

            3.1.7     Required Consents. No approval, consent, authorization or other order of, or registration or filing with, any governmental authority or any other person or entity is required to be obtained by or on behalf of Sellers in connection with the execution and delivery by Sellers of this Agreement and the Assignments or the consummation of the transactions contemplated hereby and thereby.

            3.1.8     Brokers or Finders. Except with respect to Legg Mason Wood Walker, Incorporated, Sellers have not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

            3.1.9     Exclusivity of Representations and Warranties. The representations and warranties expressly made by Sellers in this Section 3.1 are in lieu of and are exclusive of (to the maximum extent permitted by law) all other representations and warranties, whether express, implied or statutory (including, without limitation, implied warranties of merchantability or fitness for a particular purpose), made to Buyer by Sellers in connection with this Agreement and the transaction contemplated hereby. Sellers hereby disclaim to the maximum extent permitted by law any such other representations or warranties.

        3.2     REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

            3.2.1     Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer has all requisite corporate power and authority to enter into this Agreement and the Assignments and to perform its obligations hereunder and thereunder.

            3.2.2     Corporate Authority; Effective Agreement. The execution and delivery of this Agreement and the Assignments and the performance of the transactions provided for herein and therein have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Assignments have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws in effect now or hereafter relating to creditors’ rights generally and by equitable principles, whether considered in a proceeding at law or in equity.

            3.2.3     No Violation. The execution, delivery and performance by Buyer of this Agreement and the Assignments and the consummation of the transactions provided for herein and therein do not and will not, with or without the giving of notice, the passage of time, or both, conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under (a) the charter or bylaws of Buyer or (b) any law to which Buyer is subject.

            3.2.4     Litigation. There are no suits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer before or by any governmental authority or any other person or entity which, if determined adversely, would have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby (including to pay the amounts required to be paid pursuant to Section 1.3 hereof). There is no unsatisfied judgment, order or decree or any open injunction binding upon Buyer which would have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement or to consummate the transactions contemplated hereby (including to pay the amounts required to be paid pursuant to Section 1.3 hereof).

            3.2.5     Required Consents. No approval, consent, authorization or order of, or registration or filing with, and governmental authority or any other person or entity is required to be obtained by or on behalf of Buyer in connection with the execution and delivery of this Agreement and the Assignments to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

            3.2.6     Brokers or Finders. Buyer has not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereunder.

            3.2.7     Acknowledgement of No Other Representations. Buyer hereby acknowledges that: (a) the representations and warranties expressly made by Sellers in Section 3.1 of this Agreement are in lieu of and are exclusive of (to the maximum extent permitted by law) all other representations and warranties, whether express, implied or statutory (including, without limitation, implied warranties of merchantability or fitness for a particular purpose), made to Buyer by Sellers in connection with this Agreement and the transaction contemplated hereby and (b) Buyer is not relying upon any such other representations or warranties, including, without limitation, any relating to the future or historical financial condition, results or operations, assets or liabilities of the Company, notwithstanding the delivery or disclosure to Buyer of any documentation or other information.

        3.3     SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Article 3 shall survive the Closing for a period of one (1) year.

ARTICLE 4 –COVENANTS

        4.1     Non-Competition. Sellers hereby adopt as their obligation and agreement, and incorporate by reference in its entirety, the Non-Competition provisions in Section 5.1.7 of the Stock Purchase Agreement, and the Sellers herein shall be obligated the same as the “Sellers” named in that Section 5.1.7.

        4.2     Sole Remedy. Notwithstanding anything to the contrary set forth in this Agreement, except for any willful or knowing breach or misrepresentation or fraud, the indemnification remedies provided in Article 6 of the Stock Purchase Agreement shall be the sole and exclusive remedy of the parties hereto and any Indemnitee (as defined in the Stock Purchase Agreement) with respect to any and all matters relating to this Agreement and the transactions contemplated hereby, except that this Section 4.2 shall not limit or restrict either party’s ability to obtain injunctive or equitable relief.

ARTICLE 5 —NOTICES, CONSTRUCTION AND INTERPRETATION

        5.1     NOTICES. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be hand delivered, or sent either by (a) certified mail, postage prepaid, return receipt requested; (b) an overnight express courier service that provides written confirmation of delivery; or (c) facsimile transmission with written confirmation by the sending machine or with telephone confirmation of receipt (provided that a confirming copy is sent by overnight express courier service that provides written confirmation of delivery), addressed as follows:

If to Sellers:

Teleflex Incorporated 155 South Limerick Road Limerick, PA 19468 Attn: Kevin K. Gordon Telecopy No: 610-948-1703

With a copy to:

Legal Office Teleflex Incorporated 155 South Limerick Road Limerick, PA 19468 Attn: Joan W. Schwartz, Esq. Telecopy No: 610-948-2011

If to Buyer:

Johnson Outdoors Inc. 555 Main Street Racine, WI 53403 Attn: Alisa Swire Telecopy No: 262-631-6610

With a copy to:

Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202 Attn: Jay O. Rothman Telecopy No: 414-297-4900

        Any communication given in conformity with this Section, shall be effective upon the earlier of actual receipt or deemed delivery. Delivery shall be deemed to have occurred as follows: if hand delivered on the day so delivered; if mailed, three business days after the same is deposited in the United States Mail; if telecopied, upon written confirmation by the sending machine of effective transmission or upon telephone confirmation of receipt; and if sent by overnight express courier service, the next business day. Any party may at any time change its address for receiving communications pursuant to this Section by giving notice of a new address in the manner provided herein.

        5.2     ENTIRE AGREEMENT. This Agreement, together with the Stock Purchase Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto are hereby superseded in their entirety except as specifically provided herein.

        5.3     AMENDMENT. This Agreement may only be amended or modified by a written document executed by each of the parties hereto.

        5.4     WAIVER. No waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        5.5     HEADINGS, ETC. The Article, Section and subsection headings are included solely for convenient reference and shall not be deemed to provide an accurate description of the content of any Article, Section or subsection hereof or otherwise affect the meaning or interpretation of any of the provisions hereof.

        5.6     SCHEDULES, ETC. Any Schedules and Exhibits referred to in this Agreement are an integral part of this Agreement and are expressly incorporated herein by reference. Any information disclosed in any such Schedule shall be deemed to be disclosed on each other Schedule to this Agreement.

        5.7     SEVERABILITY. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, the remainder of the terms and provisions shall be unaffected and shall remain in full force and effect, and any such invalid, void or unenforceable term or provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

        5.8     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        5.9     ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by the parties hereto without the prior written consent of the other party to this Agreement and any purported assignment made without such consent shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and permitted assigns (each of which transferees, successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof).

        5.10     NO THIRD PARTY BENEFICIARY RIGHTS. This Agreement is not intended to and shall not be construed to give any person or entity, other than the parties signatory hereto and their permitted assigns, any interest, claim, right or remedy (including, without limitation, any third party beneficiary rights) under, in or with respect to this Agreement except as otherwise expressly provided herein.

        5.11     GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

        5.12     CONSTRUCTION OF THE AGREEMENT. Each of the parties hereto has participated in the drafting of this Agreement after appropriate consultation with legal counsel. Therefore, any controversy over the construction of this Agreement shall be decided without regard to events of authorship and the language of this Agreement shall not be preemptively construed against any of the parties hereto.

        5.13     KNOWLEDGE. Any reference to “knowledge” in this Agreement shall mean the actual knowledge of a particular fact or other matter of a person without independent investigation or inquiry. For the purposes of the knowledge of this Agreement, the “knowledge of Sellers” shall be limited to the knowledge of those persons listed on Schedule 8.13 of the Stock Purchase Agreement.

        5.14     WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY OR AGAINST ANY OF THEM DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THE AGREEMENT OR ANY AGREEMENT, INSTRUMENT, CERTIFICATE OR OTHER DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have hereunto set their hands, as of the date first above written.

TELEFLEX INCORPORATED
Attest: /s/ Joan W. Schwartz	By: /s/ Kevin K. Gordon
Name: Kevin K. Gordon
Title: Vice President

TECHNOLOGY HOLDING COMPANY II
Attest: /s/ Kevin K. Gordon	By: /s/ Joan W. Schwartz
Name: Joan W. Schwartz
Title: Secretary
JOHNSON OUTDOORS INC.
Attest: /s/ Stacy Hunt	By: /s/ Alisa Swire
Name: Alisa Swire
Title: Vice President, Business Development & Legal Affairs

LIST OF EXHIBITS*

Exhibit A	List of Registered Patents and Trademarks Owned by Technology Holding Company II and Teleflex Incorporated and Used by Techsonic Industries, Inc.

Exhibit B	Form of Patent Assignment

Exhibit C	Form of Trademark Assignment

*	The above exhibits have been omitted from this filing. The registrant agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.